AMENDMENT NO. 1 TO ESCROW AGREEMENT

AMENDMENT dated as of November 8, 2007 to the Escrow Agreement (the “Escrow Agreement”) dated as of March 9, 2007 among Eco Telecom Limited, a company organized under the laws of Gibraltar (the “Issuer”), Deutsche Bank AG London Branch, as collateral agent in connection with the Series A Floating Rate Bonds, Altimo Holdings & Investments Limited, a British Virgin Islands company, and The Bank of New York, as escrow agent.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in this Escrow Amendment has the meaning assigned to such term in the Escrow Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Escrow Agreement shall, after this Amendment becomes effective, refer to the Escrow Agreement as amended hereby.

Section 2. Clause 1 of the Escrow Agreement Amended. The following provision shall replace the second sentence of clause 1 of the Escrow Agreement in its entirety:

The Issuer shall deliver or cause to be delivered to the Escrowed Account any VIP Common Shares, Preferred VIP Shares, VIP ADSs or any other securities issued by VIP, or depositary securities representing the same, that the Issuer or any affiliate thereof acquires (except for (A) VIP Shares held by Affiliates (as defined in the Series A Indenture) of the Issuer or the Guarantor that hold such VIP Shares for the account or benefit of a third party as an asset manager where neither the Issuer nor the Guarantor nor any Affiliates thereof exercise any control over such VIP Shares or (B) VIP Shares held by Affiliates of the Guarantor as part of their day-to-day short-term trading activities) after the date hereof for the duration of this Escrow Agreement (the “Additional Escrow Shares”) within ten Business Days of such acquisition.

Section 3. Clause 3 of the Escrow Agreement Amended. The following provision shall replace the first paragraph of clause 3(a) of the Escrow Agreement in its entirety:

(a) If the Issuer decides to issue securities pursuant to the Series B Indenture, the Issuer shall provide written notice to the Escrow Agent and the Series A Collateral Agent (with a copy to the Series B Collateral Agent and the trustee under the Series B Indenture) setting forth the date upon which it intends to issue securities pursuant to the Series B Indenture (the “Series B Issuance Notice”). Upon receipt of the Series B Issuance Notice, the Escrow Agent shall release and transfer up to the number of VIP Escrow Shares then held in the Escrowed Account to the Series B Collateral Agent for deposit in the collateral account subject to the Series B Collateral Agreement (the “Series B Collateral Account”) in accordance with the joint written instructions of the Series B Collateral Agent and the Issuer within two Business Days of receiving such joint written instructions. Upon such transfer, the VIP Escrow Shares so transferred shall cease to be Escrowed Assets hereunder.

Section 4. Clause 7 of the Escrow Agreement Amended. The following provision shall replace clause 7 of the Escrow Agreement in its entirety:

All notices and other communications under this Escrow Agreement shall be in writing and shall be deemed given when delivered personally or transmitted by telecopy and receipt acknowledged or five days after being mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by written notice given to the other parties pursuant to this provision):

The Issuer		With a copy to	+7495 981 4448
Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Attention:	Franz Wolf
Telephone:	+350 41981
Fax Number:	+350 41988
email:	ctfh@ctfh.gi

Series A Collateral Agent		with a copy to:	Legal Department
Deutsche Bank AG London Branch			Deutsche Bank AG London
Branch
Winchester House			Winchester House
1 Great Winchester Street			1 Great Winchester Street
London EC2N 2DB			London EC2N 2DB

Attention:	Colin Greene or Head of Global Markets Equities – Structuring – Strategic Transactions	Attention:	Head of Equities Legal Team
Telephone:	+44 207 545 8000
Fax Number:	+44 207 547 0953	Fax Number:	+44 207 545 4437
email:	Colin.Greene@db.com

Series B Collateral Agent Equity Trust Services (UK) Limited 12A Charterhouse Square EC1M 6AX London

Attention:	Richard Verkoulen
Telephone:	+44 20 7017 1919
Fax Number:	+44 20 7017 1920
email:	rverkoulen@equitytrust.com

Guarantor
Altimo Holdings &		With a copy to	+7495 981 4448
Investments Limited
Suite 2, 4 Irish Place
Gibraltar

Attention:	Franz Wolf
Telephone:	+350 41981
Fax Number:	+350 41988
email:	ctfh@ctfh.gi

Escrow Agent	with a copy to:	The Bank of New York
The Bank of New York		101 Barclay Street
One Canada Square		New York
London E14 5AL		New York 10286

Attention (London/NY):	Corporate Trust Administration
Telephone (London/NY):	+44 20 7964 6402
Fax Number (London/NY):	+44 20 7964 6399

Section 5. Series B Collateral Agent Acknowledgement. By executing this Escrow Amendment, Equity Trust Services (UK) Limited, as collateral agent under the Collateral Agreement relating to the Series B Floating Rate Bonds dated as of the date of this Escrow Amendment among the Issuer, as pledgor, The Bank of New York, as securities intermediary, Equity Trust Services (UK) Limited, as trustee and as collateral agent, Deutsche Bank AG London Branch, as calculation agent, and agreed and acknowledged by the trustee under the Series A Indenture, hereby becomes party to the Escrow Agreement and bound by its terms.

Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

Section 7. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 8. Effectiveness. This Amendment shall become effective on the date when a counterpart of this Escrow Amendment is signed by each of the parties hereto.

IN WITNESS WHEREOF, each of the parties have caused this Escrow Amendment to be executed by a duly authorized officer as of the day and year first written above.

Eco Telecom Limited

By:	/s/ Marina Kushnareva
Name:	Marina Kushnareva
Title:	Authorized Director

Deutsche Bank AG London Branch, as Series A Collateral Agent

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Hugh Corroon
Name:	Hugh Corroon
Title:	Legal Counsel

Altimo Holdings & Investments Limited

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Authorized Director

The Bank of New York

By:	/s/ Raphael Pariser
Name:	Raphael Pariser
Title:	Vice President

Equity Trust Services (UK) Limited, as Series B Collateral Agreement

By:	/s/ Richard Verkoulen
Name:	Richard Verkoulen
Title:	Business Development Manager

Deutsche Bank AG London Branch hereby acknowledges and agrees to the provisions of Clause 18(b) of the Escrow Agreement

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Colin Greene
Name:	Colin Greene
Title:	Managing Director

5